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February 23, 1996

John Zambakkides
41 Ardmore Crescent
Richmond Hill, Ontario
L4B 2H9

Re: Your Employment with V3 Incorporated

Dear John,

I would like to take this opportunity, on behalf of the Board of Directors of V3 Corporation, to present you with the following offer for the position of President and Chief Executive Officer of the V3 Group of companies. The following items are intended to form the basis upon which an employment contract will be drafted. This document will be binding once it is signed by both parties.

1.   Position

     President and Chief Executive Officer reporting to the Board of Directors.

2.   Directorship

     Voting member of the Board of Directors.

3.   Compensation

     a) Base Salary: A salary of one hundred and forty thousand Canadian dollars ($140,000.00 CND) per annum payable in equal semi-monthly installments. The salary will be reviewed at the end of this fiscal year (September 30, 1996) and annually thereafter.

     b) Stock Option Grant: That you are hereby granted an option to purchase 120,000 common shares at a price of U.S. $3.75 per share, being the fair market value of the common shares on Friday February 23, 1996, exercisable under the following schedule:

                  i)   30,000 at start of employment.
                  ii)  25,000 on the one year anniversary.
                  iii) 25,000 on the second year anniversary
                  iv)  20,000 on the third year anniversary
                  v)   20,000 on the four year anniversary.

     c) Shareholders loan: The company will loan you the equivalent amount of money to enable you to exercise up to 30,000 options for sale under a secondary offering.

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     d)  Participation in the ESOP:  You will be granted 30,000 options per year under the Employee Stock Option Plan.

     e) Bonuses: Additional bonuses and incentive stock options will be awarded upon achievement of certain preset goals.

4.   Car

     Car allowance of approximately $800.00 per month.

5.   Benefits

     Medical/Dental benefit coverage as per Company Plan

6.   Expenses

     Business expenses paid from approved budget via Company credit card(s)

7.   Equipment

     Standard tools of the trade, (Laptop Computer, Cellular phone etc.), will be provided by the company

8.   Term

     The term of the management contract is five (5) years.

9.   Termination

9.1 Termination Without Cause. If employment is terminated by the Company without Cause (as defined in Section 9.4), the Company shall pay the Executive the Base Salary (at the rate in effect on the date of such termination) for two years (such period being hereinafter referred to as the "Severance Period"), at such intervals as the same would have been paid had the Executive remained in the active service of the Company. The Executive shall have no further right to receive any other compensation or benefits after such termination of employment except as determined in accordance with the terms of the employee benefit plans or programs of the Company or as required by the Ontario Employment Standards Act. Payments of base Salary during the Severance Period as outlined above shall be deemed to include all termination pay to which the Executive is entitled pursuant to the Ontario Employment Standards Act. The date of termination of employment without Cause shall be the date specified in a written notice of termination to the Executive.

9.2 Change in Control. If employment is terminated by the Company following a Change in Control (as defined in Section 9.5), the Company shall pay the Executive an amount equal to four times the Executive's Base Salary (at the rate in effect on the date of such termination), in one lump sum payment.

9.3 Termination for Cause; Resignation. If, prior to the expiration of the Employment Term, the executive is terminated by the Company for Cause, or the Executive resigns from his employment hereunder, the Executive shall be entitled only to the payment of his Base Salary then in effect through and including the date of termination and any outstanding vacation pay calculated up to and including such date. The Executive shall have no further right to receive any other compensation or benefits after such termination of employment except as determined in accordance with the terms of the

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     employee benefit plans or programs of the Company. The date of termination for Cause shall be the date specified in a written notice of termination to the Executive. The date of resignation shall be (I) the date specified therein, 10 business days after receipt by the Company of such written notice or (ii) if no such notice is delivered to the Company, the date determined by the Board in good faith.

9.4 Cause. Termination for "Cause" shall mean termination of the Executive's employment because of:

        (i) any act or omission that constitutes a material breach by the Executive of any of his obligations under this Agreement;

        (ii) the continued failure or refusal of the Executive to perform the duties reasonably required of him as the President and Chief Executive Officer of the Company.

        (iii) any willful and material violation by the Executive of any Canadian or United States federal, provincial, state or local law or regulation applicable to the business of the Company, or any of its subsidiaries, or the Executives conviction of a felony or commission of any indictable offense for which he is not pardoned, or any perpetration by the Executive of common law fraud; or

        (iv) any other willful misconduct by the Executive which is materially injurious to the financial condition or business reputation of, or is otherwise materially injurious to, the Company or any of its subsidiaries or affiliates

9.5 Stock Options. The Options granted hereunder and options granted pursuant to the Option Plan will vest according to the schedule contained herein or in the Option Plan, respectively, unless (i) the Executive's employment is terminated without Cause, or (ii) there is a change, in which case all options which have been granted to the Executive which have not vested at the date of termination or Change in Control shall immediately become exercisable by the Executive and the Executive shall have 60 days from the date of termination to exercise such options. "Change in Control" means any transaction as a result of which common shares consisting of more than 50%, in the aggregate, of the issued and outstanding common shares of the Company cease to be held by the persons who currently hold such shares, or by affiliates or associates of such current shareholders.

10.  Mitigation

     The Executive shall be required to mitigate the amount of any payment provided for in Section 9.1 by seeking other employment, and any such payment will be reduced by the amount of the Executive's compensation from such other employment. The Executive shall be required to properly disclose to the Company any such mitigation compensation.

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The foregoing terms and conditions are accepted and agreed to by,

/S/ Carl Mitchell                                   /S/ John Michael Zambakkides
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Carl Mitchell                                       John Michael Zambakkides
Secretary of V3 Incorporated